SOUTH TEXAS OIL COMPANY
769 Highway 95 N
Bastrop, TX 78602
Tel : (512) 772-2474
Fax : (512) 263-5046

Mailing Address:
P.O. Box 340504
Austin, TX 78734

Rickey J. Cooksey, CPA

RE:  OFFER OF EMPLOYMENT

Dear Rickey:

South Texas Oil Company is pleased to extend to you our offer of employment for the position of CFO. This letter sets out the proposed terms and conditions of your employment with the Company. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

The parties agree as follows:

1. TERM: Your employment will commence on or before October 1 2007 with the initial ninety (90) days of your employment with the Company being "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, without liability.

2. POSITION AND DUTIES: The Company will employ you in the position of CFO. You will perform the duties normally associated with this position and such other duties and responsibilities as directed from time to time by the Company. You will not engage in any other gainful employment, business or activity without the consent of the CEO.

3. POLICIES: You will abide by the policies, directions and practices of the Company. In its discretion, the Company may alter or amend, or create new policies, directions and practices. You acknowledge receipt of, agree to abide by and understand that the Code of Business Conduct, Insider Trading Policy and Disclosure Policy form part of and are incorporated by reference into this Agreement.

4.     COMPENSATION:

Your compensation package will consist of the following:

       (a)   SALARY:   The  Company  will  pay  you  a salary of $11,500/month,
             payable in equal monthly installments net of all required or permitted deductions and withholdings.

       (b)   SIGNING BONUS:   The  Company  will  award  you  5,000  shares  of
             restrictive stock that will become effective for trade after twelve (12) months if still employed by the Company.

       (c) VACATION ENTITLEMENT: In addition to public holidays, you will be entitled to five (5) days paid vacation during the remainder of the calendar year, 2007. Thereafter, you will be entitled to an annual paid vacation equal to four weeks vacation within each calendar year of employment, pro-rated for any partial year. You will schedule your vacation at such time or times as mutually agreed upon by the parties. Failing such agreement, the Company may schedule your vacation time or times as is acceptable to the Company.

       (d) BENEFITS: The Company will make available to you the insured benefit plans customarily available to its employees. Your eligibility and entitlement to benefits will be determined by the plans or policies from time to time established or purchased by the Company. The Company may, from time to time, in its sole discretion, add to, delete or alter such benefit plans. Your benefits package currently includes 100% medical effective after the initial ninety (90) day period, which the Company will pay the premium and the employee the deductibles.

       (e) ANNUAL STOCK BONUS: In addition to the Stock Signing Bonus set forth in Paragraph 4 (b) above, you will be entitled to receive an additional 10,000 shares of restricted stock annually on the 12 month anniversary of your date of employment for a period of three
             (3) years, which shall vest over the three year period. Any restricted stock issued pursuant to this Paragraph 4 (e) shall vest in accordance with, and otherwise be subject to, the terms and conditions set forth in the Company's Stock Plan.

       (f)   ADDITIONAL COMPENSATION:  Additional compensation may be available
             from  time-to-time  at  the  sole  discretion  of  the  Board   of
             Directors.

       (g) RELOCATION ALLOWANCE: The Company will make available a $10,000 relocation allowance to you after the initial ninety (90) day period should you decide to continue with employment after this initial ninety (90) day period.

By acceptance of this offer letter you agree that if you leave the Company, or are terminated with cause within twelve (12) months, you will forfeit the Signing Bonus and reimburse the Relocation Allowance.

5.     CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company, you will have access to and be entrusted with information that would be reasonably considered confidential to the Company and its affiliated and related companies (the "Confidential Information"), and that the disclosure of such information to competitors or clients of the Company or to the general public would be highly detrimental to the best interests of the Company.

5.2 For the purpose of this Agreement "Confidential Information" includes, but is not limited to, trade secrets, know-how, processes, formulas, standards, product specifications, sales and marketing plans and techniques, strategic plans, cost figures, all client or customer information (including without limitation their names, preferences, financial information, address or telephone numbers), all systems hardware and software applications, all software/systems source and object codes, data, documentation, program files, flow charts, and all operational procedures.

5.3    Notwithstanding   Section   5.2   of   this   Agreement,   "Confidential
       Information" does not include information which you can prove is information which is in the public domain at the date of disclosure to you, or which thereafter enters the public domain through no fault of your own (but only after it enters the public domain) provided that any combination of information that is Confidential Information will not be included within the exception merely because individual parts of the information were within the public domain unless the combination itself was in the public domain.

5.4 Except as may be specifically required in the course of carrying out your duties under this Agreement, you will not disclose during your employment with the Company or at any time thereafter, any Confidential Information to any person, nor will you use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company. However, you will be entitled to disclose such information if required by law provided that you promptly notify the Company and will consult and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment.

5.5 You acknowledge that all products and services, product developments, modifications, and enhancements that may be delivered by the Company, which you may conceive of or make during the period of your employment, whether or not you are specifically instructed to make or develop the same, relating to or connected with any of the matters which have been or are the subject of the Company, or business in which the Company has been or is interested (the "Property"), will be for the benefit of the Company and will be considered to have been made under this Agreement and by virtue of this Agreement will immediately become the property of the Company. You will assign, set over and transfer to the Company your entire right, title and interest in any such Property and, whenever so requested by the Company, during your employment, execute and deliver to the Company any and all documents necessary to accomplish such transfer or assignment.

6. FIDUCIARY: You acknowledge that by virtue of the employment contemplated by this Agreement, you will be in a fiduciary relationship with the Company and will owe fiduciary obligations to Company. The provisions of this Agreement are in addition to and do not amend, replace or otherwise reduce those fiduciary obligations.

7. TERMINATION OF EMPLOYMENT: We look forward to the contributions which you can make toward our mutual success and anticipate a mutually beneficial relationship. However, your employment with the Company for the initial ninety (90) days will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, without liability. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8. REPRESENTATIONS: Any contrary representations, which may have been made to you, whether oral or written, or whether express or implied are superseded by this offer and terminated. This is the full and complete agreement between you and the Company.

9. ASSIGNMENT AND ENUREMENT: You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement. The Company may assign its rights and interests under this Agreement to any entity at any time in its sole discretion. This Agreement enures to the benefit of and is binding upon you and the Company and our respective heirs, executors, administrators, successors and assigns.

10. SEVERABILITY: In the event that any provisions or part of this Agreement are be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts will be and remain in full force and effect.

11. GOVERNING LAWS: This Agreement will be construed in accordance with and governed by the laws of the state of Texas and the laws of the United States applicable in Texas.

Please sign below and return this letter to me to acknowledge and confirm you acceptance of this offer. We are pleased to have you join our team.

We look forward to having you join us on or before October 1, 2007.

Sincerely,
SOUTH TEXAS OIL COMPANY



Murray N. Conradie
Chairman and CEO

I have read and accept this employment offer:

                                        10/1/2007
________________________________        __________________
Signature                               Date of Acceptance
N/A
___________________________
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